Exhibit 99.1

Runway Growth Finance Corp. CEO Takes Medical Leave of Absence

MENLO PARK, Calif., July 31, 2023 (GLOBE NEWSWIRE) -- Runway Growth Finance Corp. (Nasdaq: RWAY) (“Runway Growth”), a leading provider of flexible capital solutions to late- and growth-stage companies seeking an alternative to raising equity, today released the following statement:

“David Spreng, Chairman, President, and CEO of Runway Growth will be taking a temporary leave of absence from the company in order to undergo treatment for a medical condition. Management and the Board send their thoughts and best wishes to David and his family. Runway Growth’s day-to-day operations will be uninterrupted.

Thomas Raterman, CFO and COO of Runway Growth, has been appointed to acting President during David Spreng's leave, in addition to his current responsibilities. Greg Greifeld, Deputy CIO and Head of Credit of Runway Growth Capital, LLC, Runway Growth’s investment adviser, has been appointed to acting CEO of Runway Growth. Julie Persily, Director and Chair of the Audit Committee, has been appointed to acting Chair of Runway Growth’s Board of Directors and permanently elected as the company’s Lead Independent Director. All three appointees have been with Runway Growth for over five years, fill important executive or governance positions currently, and possess deep institutional and industry expertise. The company will benefit from this continuation of leadership, and the executive team plans to advance Runway Growth’s strategy in the weeks to come.”

Runway Growth will offer an operational and financial update during its second quarter earnings call on Tuesday, August 8, 2023. To participate in the conference call or webcast, participants should register online at the Runway Growth Investor Relations website.

About Runway Growth Finance Corp.

Runway Growth is a growing specialty finance company focused on providing flexible capital solutions to late- and growth-stage companies seeking an alternative to raising equity. Runway Growth is a closed-end investment fund that has elected to be regulated as a business development company under the Investment Company Act of 1940. Runway Growth is externally managed by Runway Growth Capital LLC, an established registered investment advisor that was formed in 2015 by industry veteran David Spreng. For more information, please visit www.runwaygrowth.com

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties, including the impact of COVID-19 and related changes in base interest rates and significant market volatility on our business, our portfolio companies, our industry and the global economy. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Runway Growth’s filings with the Securities and Exchange Commission. Runway Growth undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

IR Contacts:

Stefan Norbom, Prosek Partners, snorbom@prosek.com

Thomas B. Raterman, Acting President, Chief Financial Officer and Chief Operating Officer, tr@runwaygrowth.com